Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated January 19, 2012
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP:  89233P5X0

Principal Amount (in Specified Currency):  $181,500,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price:  100%
Initial Trade Date:  January 18, 2012
Original Issue Date:  January 23, 2012
Stated Maturity Date:  April 23, 2013

Initial Interest Rate:  Three month LIBOR determined on January 19, 2012 plus
       0.25%, accruing from January 23, 2012
Interest Payment Dates:  The 23rd of each January, April, July and October, commencing on April 23, 2012, and on the Stated Maturity Date

Net Proceeds to Issuer:  $181,409,250
Agents:      RBC Capital Markets, LLC (“RBC”)
Mizuho Securities USA Inc. (“Mizuho”)
Toyota Financial Services Securities USA Corporation (“TFSS USA”)
RBC’s Discount or Commission:  0.04%
RBC’s Capacity:
    [  ] Agent
    [X] Principal
Mizuho’s Discount or Commission:  0.04%
Mizuho’s Capacity:
    [  ] Agent
    [X] Principal
TFSS USA’s Discount or Commission:  0.15%
TFSS USA’s Capacity:
    [X] Agent
    [  ] Principal

Calculation Agent:  Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Spread (+/-):   +0.25%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date:  April 23, 2012
Interest Rate Reset Period:  Quarterly
Interest Reset Dates:  Each Interest Payment Date
Interest Rate Reset Cutoff Date:  N/A
Interest Determination Date:  The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days:  New York and London

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated November 15, 2010 and the Appointment Agreement Confirmation dated January 18, 2012 (collectively, the “RBC Appointment Agreement”), between TMCC and RBC, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $100,000,000 principal amount of the Notes (the “RBC Notes”) at 99.96% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.04% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated January 18, 2012 and the Appointment Agreement Confirmation dated January 18, 2012 (collectively, the “Mizuho Appointment Agreement,” and together with the RBC Appointment Agreement, the “Appointment Agreements”), between TMCC and Mizuho, Mizuho, acting as principal, has agreed to purchase and TMCC has agreed to sell to Mizuho $65,000,000 principal amount of the Notes (the “Mizuho Notes”) at 99.96% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.04% of such principal amount.

Under the terms and subject to the conditions of the Appointment Agreements, the obligations of RBC and Mizuho to purchase the RBC Notes and the Mizuho Notes, respectively, are several and not joint, and in the event of a default by RBC or Mizuho, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Appointment Agreements, each of RBC and Mizuho is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Under the terms and subject to the conditions set forth in the Fourth Amended and Restated Distribution Agreement dated March 10, 2009, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and TFSS USA, TMCC is hereby offering $16,500,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.85% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.15% of such principal amount.  TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.